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Exhibit 23.3


Independent Accountants' Consent


The Board of Directors
Bellwether Exploration Company:

We consent to incorporation by reference in the registration statement
(No. 33-91320) on Form S-8, registration statement (No. 33-91326) on Form S-8, registration statement (No. 333-27707) on Form S-8 and registration statement (No. 333-16231) on Form S-8 of Bellwether Exploration Company of our report dated March 16, 2000, relating to the consolidated balance sheets of Bellwether Exploration Company and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 1999, 1998 and the six month period ended December 31, 1997, and the years ended June 30, 1997, which report appears in the December 31, 1999 annual report on Form 10-K of Bellwether Exploration Company.



KPMG LLP
Houston, Texas
March 24, 2000